Exhibit 99.11

FTI CONSULTING, INC.

CHARTER OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Amended and Restated Effective as of December 11, 2006

Organization and Operation

There shall be a committee of the Board of Directors to be known as the Compensation Committee (“Compensation Committee”). The Compensation Committee shall be comprised of at least three members of the Board of Directors who are independent of management and FTI Consulting, Inc. (the “Company”). Members of the Compensation Committee shall be considered independent if they meet the independence requirements of the New York Stock Exchange (“NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). No director may serve on the Compensation Committee unless he (1) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Additionally, each Committee member should have prior public company board experience or related professional experience and possess integrity, credibility and good judgment.

The members of the Compensation Committee shall be appointed annually by a majority vote of the entire Board of Directors, and each shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Compensation Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

If a Chair has not been elected by the Board of Directors in accordance with the Corporate Governance Guidelines, the members of the Compensation Committee shall designate a Chair by majority vote of the members of the Compensation Committee. The Chair shall preside at all sessions of the Compensation Committee and develop the agenda for each Compensation Committee meeting. The Chairman of the Board of Directors, Chief Executive Officer of the Company or the Chair of the Compensation Committee may call a meeting of the Compensation Committee. The Compensation Committee shall make and retain complete and accurate minutes of its meetings.

Formal action to be taken by the Compensation Committee shall be by unanimous written consent or by the affirmative vote of a majority of the Compensation Committee members present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least one-half of the members of the

Compensation Committee. Any director of the Board of Directors , at his or her option, or at the Compensation Committee’s request, may attend a meeting of the Compensation Committee but, if he or she is not a member of the Compensation Committee, he or she shall not be counted in determining the presence of a quorum and shall not be entitled to vote. At any time, the Compensation Committee may go into executive session and exclude non-members and management from Compensation Committee proceedings.

In fulfilling its responsibilities, the Compensation Committee shall be entitled to delegate any or all of its responsibilities to one or more subcommittees of the Compensation Committee.

Meetings

The Compensation Committee shall hold meetings as deemed necessary or desirable by the Chair of the Compensation Committee. In addition to such meetings of the Compensation Committee as may be required to perform the functions described under “Responsibilities and Duties” below, the Compensation Committee shall meet at least semi-annually. Further, the Compensation Committee should meet at least annually with the Company’s Chairman of the Board, Chief Executive Officer and such other senior executives, as the Compensation Committee deems appropriate. However, the Compensation Committee should meet periodically in executive session without the presence of management and non-member directors.

Responsibilities and Duties

The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers and produces an annual report on executive compensation for inclusion in the Company’s proxy statements, as required. The Compensation Committee approves and administers executive compensation programs in furtherance of the interests of the stockholders. The Compensation Committee has the responsibility and authority to oversee and review the Company’s overall programs of employee benefits as well as the Company’s policies and terms and conditions applicable to its employees. In discharging its oversight role, the Compensation Committee is empowered to study or investigate any matter of interest or concern that the Compensation Committee deems appropriate and shall have the sole authority to retain outside counsel or other experts for this purpose, including the sole authority to approve the fees payable to such counsel or other experts and all other terms of retention.

The following shall be the principal recurring duties of the Compensation Committee in carrying out its responsibilities:

A.

Review and approve corporate goals and objectives relevant to the compensation of each of the Chairman of the Board and Chief Executive Officer; evaluate the performance of each of the Chairman of the Board and Chief Executive Officer in light of those goals and objectives; and establish the level of compensation of each of the Chairman of the Board and Chief

Executive Officer based on this evaluation based on processes approved by the Committee. The Committee, in its discretion, may work together with the presiding director of the non-management directors and other committees of the Board in connection with setting goals and objectives and evaluating the performance of the Chairman of the Board and Chief Executive Officer.

B.	Approve the base and incentive compensation of the Company’s other executive officers.

C.	Review and make recommendations to the Board with respect to the compensation of non-management directors and directors’ and officers’ indemnity and insurance matters.

D.	The Compensation Committee shall not approve or recommend to the Board any loans by the Company to directors or executive officers of the Company or any modifications to existing loans by the Company to such persons. The Compensation Committee shall ensure that directors and executive officers of the Company are aware that loans by the Company to such persons, or modifications to existing loans by the Company to such persons, are prohibited.

E.	Review and make recommendations to the Board of Directors with respect to existing or proposed incentive compensation, equity-based compensation plans and overall compensation and benefits.

F.	Administer the Company’s stock option and employee stock purchase plans and any other equity-based plans that may be established in the future.

G.	Submit all equity-based compensation plans and material revisions thereto to a vote of the stockholders of the Company, unless stockholder approval is not required by (i) the NYSE rules and regulations under an exemption therefrom, (ii) the terms of an equity compensation plan and/or (iii) any other applicable, rule, law or regulation.

H.	Prepare the compensation committee report required to be included in the proxy statements for the Company’s annual meetings of stockholders and for the special meetings of stockholders, when required.

I.	Regularly report to the Board of Directors on the Compensation Committee’s activities.

J.	Review and recommend to the Board of Directors, or approve, any contracts or transactions with current or former executive officers of the Company, including consulting, employment contracts, severance or termination arrangements and loans made or guaranteed by the Company.

K.	Prior to review of executive and director compensation, request management to obtain and provide any information that the Compensation Committee deems necessary or appropriate in order to evaluate compensation in light of industry standards. Concurrent with review of executive compensation, review fees and other compensation provided to directors of comparable entities for their services as directors (to the extent the information is available) to determine industry standards, and review the fees and other compensation provided to the Company’s Board of Directors and committee members in light of the industry standards and recommend compensation for review and approval by the Board. Submit findings with respect to the industry standards to the Nominating and Corporate Governance Committee for its consideration when making independence determinations for nominees and members of the Board of Directors of the Company.

L.	Annually review the Committee’s performance of its responsibilities and duties and review, reassess the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Compensation Committee considers appropriate.

M.	Establish performance criteria relating to incentive compensation as required under Section 162(m) of the Internal Revenue Code, and make all other compensation related determinations that the Compensation Committee may be required to make, from time to time, by the NYSE, the Commission or any other law, rule or regulation applicable to the Company.